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                                                                    Exhibit 10.1


                           IDERA PHARMACEUTICALS, INC.

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Robert G. Andersen ("Executive") and Idera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and is effective as of the 13th day of April 2006 (the "Effective Date"). Executive and the Company are referred to herein individually as a "Party", and collectively as the "Parties".

     WHEREAS, the Company and Executive are a party to an Employment Agreement dated April 1, 2002 (the "Original Employment Agreement");

     WHEREAS, the Company and Executive desire to enter into this Agreement, as an amendment and restatement of the Original Employment Agreement and to terminate the Original Employment Agreement, effective as of the Effective Date.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

     1. Definitions. The capitalized terms in this Agreement shall have the meanings set forth in this Agreement or Appendix A attached hereto.

     2. Engagement. The Company hereby agrees to employ Executive as its Chief Financial Officer and Vice President of Operations, and Executive hereby accepts such employment on the terms and conditions hereinafter set forth.

     3. Employment Period. Executive's employment with the Company under this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (as such period may be extended as set forth below, the "Employment Period"), unless such employment is sooner terminated as hereinafter provided. The Employment Period shall automatically be extended for an additional year on the second anniversary of the Effective Date and on each anniversary of the Effective Date thereafter; provided however, that the Employment Period shall not be extended if at least ninety (90) days prior to the last day of the then-current Employment Period either Party provides written notice to the other Party that the then-current Employment Period shall not be extended (a "Non-Renewal Notice").
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     4.   Duties and Responsibilities.

          (a) Responsibilities. During the Employment Period, Executive shall perform his duties and responsibilities fully and faithfully as Chief Financial Officer and Vice President of Operations, subject to the direction and supervision of the Chief Executive Officer (the "CEO") and the terms and conditions of this Agreement. During such period, Executive shall report solely to the CEO. Executive shall have the duties and responsibilities customarily assigned to the chief financial officer and vice president of operations of a company with such other duties not inconsistent therewith as may from time to time be assigned to Executive by the CEO. Such duties shall include, without limitation, the management of the Company's financial affairs, operations and human resources, provided that the CEO shall have discretion to re-assign the human resources function. During the Employment Period, the Executive shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities that are commensurate and consistent with the Executive's position. Executive agrees he shall devote substantially his full business time and attention to, and exert his best efforts in, the performance of his duties hereunder, so as to promote the business and best interests of the Company and to comply with the Company's policies as in effect from time to time. Notwithstanding the foregoing, the Company agrees that Executive may participate on the boards of directors of other companies, provided that the total number of boards of directors of which he is a member does not exceed two and that the Chief Executive Officer and the Chairman of the Board (or if the Chairman of the Board is the Chief Executive Officer, the Chairman of the Compensation Committee (as defined below)) mutually agree in advance.

          (b) Location. Executive's principal place of business shall be in Cambridge, Massachusetts, within 30 miles of Cambridge, Massachusetts or within 10 miles east of Worcester, Massachusetts (the "Permitted Area"). Notwithstanding the foregoing, Executive shall perform services for the Company at such other locations where Executive's services might be required to be performed from time to time, provided that Executive shall not be required to perform services at a location other than in the Permitted Area for a period in excess of 30 consecutive days without Executive's prior written consent, except in the event of a change in location of the headquarters of the Company to a site within the continental United States following a Change of Control.

     5. Compensation. For all services rendered by Executive pursuant to this Agreement, the Company shall pay Executive, and Executive agrees to accept, the salary, bonuses and other benefits described below in this Section 5.


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          (a)  Base Salary. During the Employment Period, the Company shall pay
Executive an annual base salary of $313,500 ("Base Salary") and such Base Salary shall be payable at periodic intervals in accordance with the Company's payroll practices for salaried employees. In accordance with Section 5(c) below, the amount of Base Salary shall be reviewed and approved, if applicable, by the Board of Directors of the Company (the "Board") or the Compensation Committee of the Board (the "Compensation Committee") (it being agreed that, for purposes of this Agreement, any action that may be taken by the Board under this Agreement may be taken by the Compensation Committee instead of the Board, whether or not expressly provided in this Agreement) on at least an annual basis, and any increases in the amount of Base Salary shall be effective as of the date determined by the Board or the Compensation Committee. Executive's Base Salary may be increased for any reason, including to reflect inflation or such other adjustments as the Board or the Compensation Committee may deem appropriate; provided, however, that Executive's Base Salary, as in effect on the date hereof or as increased in accordance with the terms of this Agreement, may not be subsequently decreased, except with the prior written consent of Executive.

          (b) Bonus. In addition to Base Salary and stock options, and to the extent a bonus program is established by the Board, Executive shall be eligible to receive, for each fiscal year of the Company ending with or within the Employment Period, an annual bonus ("Bonus"), whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise; provided, however, that with respect to the fiscal year ending December 31, 2006, Executive shall be eligible to receive a Bonus equal to between 10% and 50% of the Executive's Base Salary on the last day of such fiscal year. Subject to this Section 5(b) and Section 5(c) below, such Bonus shall be based on criteria, and subject to the achievement of milestones, determined by the Board or the Compensation Committee, in its discretion. Any Bonus earned by Executive for service or performance rendered in any fiscal year within the Employment Period shall be paid to Executive in accordance with the applicable plan or program, if any, and the Company's policies governing such matters.

          (c) Annual Compensation Review. Executive's compensation, consisting of salary, equity incentive awards and bonuses, shall be reviewed annually by the Board or the Compensation Committee.

          (d) Medical, Dental and Other Healthcare Benefits. During the Employment Period, Executive shall be eligible to participate in and receive benefits under the Company's medical, dental or other healthcare plans, as in effect from time to time, that are available to officers and employees of the Company.


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          (e)  Retirement Plan Benefits. Executive shall be entitled to participate in the Company's tax-qualified and nonqualified retirement plans, as in effect from time to time, that are available to officers and employees of the Company and shall be entitled to receive the benefit of contributions to be made, if any, by the Company for the benefit of Executive under the terms of the applicable tax-qualified or nonqualified retirement plan.

          (f) Incentive Plans. During the Employment Period, Executive shall be eligible to receive all benefits, including those under stock option, equity participation or bonus programs, to which key employees are or become eligible under such plans or programs as may be established by the Company from time to time.

          (g) Other Benefits. During the Employment Period, in addition to the benefit plans contemplated by Sections 5(d), 5(e) and 5(f), Executive shall be entitled to participate in the other benefit and fringe benefit programs afforded by the Company to its executives from time to time. Executive shall be entitled to paid vacation in accordance with the Company's standard vacation policies in effect from time to time.

     6. Termination of Employment. The remedies described in this Section 6 are the exclusive remedies of the Executive in connection with the termination of Executive's employment under this Agreement.

          (a) Death. If Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay Executive's designated beneficiary or beneficiaries any Unpaid Obligations; provided that such amounts shall be paid in a lump sum cash payment within 30 days after the Company's receipt of notification of Executive's death. Additionally, any stock options or other equity incentive awards previously granted to Executive by the Company and held by Executive on the date of his death shall vest as of such date to the extent such options or equity incentive awards, as applicable, would have vested had Executive continued to be an employee of the Company for a period ending on the earlier of (i) the final day of the Employment Period in effect immediately prior to Executive's death and (ii) the first anniversary of Executive's death. Executive's designated beneficiary or beneficiaries shall be permitted to exercise such stock options until the first anniversary of Executive's death; provided that such provision shall not affect and shall be subject to (x) the provisions of the applicable stock option agreement and/or equity incentive plan relating to the termination of such stock options in connection with an Acquisition Event, a Change of Control or a similar transaction involving the Company or (y) the maximum term of any such stock option (the "Option Limitation Provisions").

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          (b)  Disability. The Company may terminate Executive's employment at any time upon at least 30 days' prior written notice due to the Disability of Executive. If Executive's employment hereunder is terminated due to Disability, the Company shall pay Executive any Unpaid Obligations; provided that such amounts shall be paid in a lump sum cash payment within 30 days after the termination date. Additionally, any stock options or other equity incentive awards previously granted to Executive by the Company and held by Executive on the termination date shall vest as of such date to the extent such options or equity incentive awards, as applicable, would have vested had Executive continued to be an employee of the Company for a period ending on the earlier of
(i) the final day of the Employment Period in effect immediately prior to the termination date and (ii) the first anniversary of such termination date. Executive shall be permitted to exercise such stock options until the first anniversary of the termination date; provided that such provision shall not affect and shall be subject to the Option Limitation Provisions.

          (c) Termination by the Company for Cause. The Company may terminate Executive's employment under this Agreement for Cause at any time. If Executive's employment hereunder is terminated by the Company for Cause, the Company shall pay Executive any Unpaid Obligations, provided that such amounts shall be paid in a lump sum cash payment within 30 days after such termination date. All options or other equity incentive awards, whether vested or unvested on the termination date, shall expire and terminate on that date.

          (d) Termination by the Company Other than for Death, Disability or Cause. The Company may, at its option and upon 30 days' prior written notice, terminate Executive's employment under this Agreement without Cause at any time. If Executive's employment is terminated by the Company under this Section 6(d) or is terminated by the Company upon the expiration of this Agreement following a Non-Renewal Notice by the Company, then the Company shall pay Executive any Unpaid Obligations; provided that such amounts shall be paid in a lump sum cash payment within 30 days after the termination date. In addition, subject to
Section 6(h)(i) below, the Company shall pay Executive (i) on the date six months and one day after the termination date a lump sum payment in cash equal to six months of Executive's Base Salary as in effect immediately prior to such termination and (ii) in accordance with the Company's payroll practices applicable to salaried executives, Executive's Base Salary as in effect immediately prior to such termination for a period commencing on the date six months and one day after the termination date and ending on the first anniversary of the termination date. Additionally, any stock options or other equity incentive awards previously granted to Executive by the Company and held by Executive on the termination date shall vest as of such date to the

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extent such options or equity incentive awards, as applicable, would have vested had Executive continued to be an employee of the Company for a period ending on the first anniversary of the termination date. Executive shall be permitted to exercise such stock options until the first anniversary of the termination date; provided that such provision shall not affect and shall be subject to the Option Limitation Provisions.

          (e) Termination by Executive for Good Reason. Executive may, for Good Reason, terminate this Agreement upon 30 days' prior written notice to the Company. If Executive's employment is terminated by Executive for Good Reason, the Company shall pay Executive any Unpaid Obligations; provided that such amounts shall be paid in a lump sum cash payment within 30 days after the termination date. In addition, subject to Section 6(h)(i) below, the Company shall pay Executive (i) on the date six months and one day after the termination date a lump sum payment in cash equal to six months of Executive's Base Salary as in effect immediately prior to such termination and (ii) in accordance with the Company's payroll practices applicable to salaried executives, Executive's Base Salary in effect immediately prior to such termination for a period commencing on the date six months and one day after the termination date and ending on the first anniversary of the termination date. Additionally, any stock options or other equity incentive awards previously granted to Executive by the Company and held by Executive on the termination date shall vest as of such date to the extent such options or equity incentive awards, as applicable, would have vested had Executive continued to be an employee of the Company for a period ending on the first anniversary of the termination date. Executive shall be permitted to exercise such stock options until the first anniversary of the termination date; provided that such provision shall not affect and shall be subject to the Option Limitation Provisions.

          (f) Voluntary Termination by Executive. Executive may, without Good Reason, terminate Executive's employment upon 30 days' prior written notice to the Company. If Executive's employment is terminated by Executive without Good Reason, the Company shall pay Executive any Unpaid Obligations, provided that such amounts shall be paid in a lump sum cash payment within 30 days after such termination date. All options that remain unvested on such termination date shall expire and terminate as of that date. Executive shall be permitted to exercise vested stock options until the first anniversary of the termination date; provided that such provision shall not affect and shall be subject to the Option Limitation Provisions.

          (g) No Offset. Any compensation derived by Executive from any subsequent employment or self-employment shall not be offset against or reduce any amounts to which Executive is entitled under this Agreement.

          (h)  Change of Control.

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               (i)  Continuation of Salary. If Executive's employment with the
Company is terminated by Executive for Good Reason, by the Company under Section 6(d) or by the Company upon the expiration of this Agreement following a Non-Renewal Notice by the Company, in each case in connection with, or within one year after the effective date of, a Change of Control, then in lieu of the severance payments provided for in the third sentence of Section 6(d) or the third sentence of Section 6(e), as applicable, the Company shall pay Executive a lump sum cash payment in an amount equal to Executive's Base Salary. Such amounts shall be paid to Executive within 10 days after the termination date.

               (ii) Parachute Payments. If all or any portion of the amounts payable to Executive under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or a similar state tax or assessment, the Company shall pay to Executive an amount necessary to place Executive in the same after-tax position as Executive would have been had no such excise tax or assessment been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes on such amounts. The determination of any amounts payable under this Section 6(h)(ii) shall be made by an independent accounting firm employed by the Company and such determination shall be final, binding and conclusive on the Parties.

               (iii) Acceleration of Vesting. Any provisions of this Agreement regarding vesting of stock options notwithstanding, the vesting of all stock options held by Executive shall be accelerated in full and such stock options shall become fully exercisable upon the consummation of a Change of Control.

          (i) Continuation of Benefits. If Executive's employment with the Company is terminated pursuant to Section 6(d) or 6(e) (irrespective of whether such termination follows a Change of Control), the Company shall provide, for the period ending on the earlier of (i) the final day of the Employment Period in effect immediately prior to such termination and (ii) the first anniversary of the termination date, and at its sole cost and expense, Executive and his eligible dependents (if any) with healthcare, disability, and life insurance benefits substantially similar to those benefits Executive and his eligible dependents (if any) were receiving immediately prior to the termination date; provided, however, that

               (A) the Company shall not be required to provide medical coverage to the extent another employer of the Executive provides comparable coverage,


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               (B)  with respect to death and disability coverage, the Company shall not be required to provide coverage to the extent another employer of Executive provides comparable coverage; and shall pay the cost of supplemental coverage if a new employer provides less than comparable coverage, to allow Executive to purchase coverage to make total coverage comparable, and

               (C)  the coverage provided by the Company pursuant to this
Section 6(i) shall be in lieu of any other continued coverage for which Executive or his dependents, if any, would otherwise be eligible pursuant to COBRA.

     7.   Proprietary Information; Company Documents and Materials.

          (a) Proprietary Information. Executive acknowledges that during his employment with the Company, Executive has occupied and will occupy a position of trust and confidence with respect to Proprietary Information of the Company. Executive understands that he possesses or will possess Proprietary Information that is important to the Company's business and operation. Executive acknowledges that such Proprietary Information is specialized, unique in nature and of great value to the Company and its Affiliates, and that such information gives the Company and its Affiliates a competitive advantage. Executive acknowledges that all Proprietary Information is and shall remain the sole property of the Company or any of its Affiliates. Executive shall not disclose to others or use, whether directly or indirectly, any Proprietary Information, or anything relating to such information, regarding the Company or any of its Affiliates except in performing the duties of Executive's employment; provided, however that Executive's obligations under this Section 7 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Executive of the terms of this Section 7,
(ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board or an authorized employee of the Company, (iv) is communicated to Executive by a third party under no duty of confidentiality with respect to such information to the Company or another party, or (v) is required to be disclosed by Executive to comply with applicable laws, governmental regulations, or court order, provided that Executive provides prior written notice of such disclosure to the Company and an opportunity for the Company to object to such disclosure and further provided that Executive cooperates with the Company and takes reasonable and lawful actions requested by the Company (the out-of-pocket costs of which shall be paid by the Company) to avoid and/or minimize the extent of such disclosure.

          (b) Company Documents and Materials. Executive agrees that during Executive's employment by the Company, Executive will not


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remove any Company documents or materials, including Proprietary Information, from the business premises of the Company or deliver any such Company documents or materials to any person or entity outside the Company, except as Executive is required to do in connection with performing the duties of Executive's employment. Executive agrees that, immediately upon the termination of Executive's employment by Executive or by the Company for any reason, or during Executive's employment if so requested by the Company, Executive will return all Company documents and materials, computer tapes and disks, records, lists, data, drawings, prints, notes and written information, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Executive's personal copies of records relating to Executive's compensation;
(ii) Executive's personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) Executive's copy of this Agreement.

     8.   Non-solicitation and Non-competition.

          (a) Non-solicitation. Executive agrees that during his employment with the Company and for a period of one year following the termination of his employment with the Company, Executive shall not hire, attempt to hire, or assist in or facilitate in any way the hiring of any person who, at the time of any such action by Executive, is an employee of the Company (or any of its Affiliates).

          (b) Non-competition. Executive agrees that if his employment with the Company is terminated for any reason, including upon the expiration of the Employment Period, for a period of one year from the date of such termination of employment, Executive shall not, directly or indirectly, engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, markets, licenses or sells any products developed using antisense therapeutics or oligonucleotide-based immunostimulatory therapeutics or any other technology or product developed, manufactured, marketed, licensed or sold by the Company while the Executive is employed by the Company (the "Restricted Business").

          (c) Notwithstanding the foregoing, Section 8(b) shall not preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional pharmaceutical business or enterprise (a "Division") if: (i) the Division by which Executive is employed, or to which the Employee provides services, is not competitive with the Restricted Business, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional pharmaceutical business or enterprise that is


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competitive with the Restricted Business (individually, a "Competitive Division"
and collectively, the "Competitive Divisions") and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional pharmaceutical business or enterprises' consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Executive's commencement of employment with the Division.

     9. Assignment of Rights. All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company that are or have been made, conceived, reduced to practice, created, written, designed or developed by Executive, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement ("Inventions") shall be the sole property of the Company. Executive hereby assigns to the Company all such Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney, but without any out-of-pocket expenses to Executive, to execute, file, prosecute and protect the same before any government agency, court or authority. Executive hereby waives all claims to moral rights in any Invention. Upon the request of the Company and at the Company's expense, Executive shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention. Executive shall promptly disclose to the Company all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such Invention. Such written records shall be available to and remain the sole property of the Company at all times. Executive shall, upon the Company's request, whether during or after the Employment Period, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in the inventions. These services (the "IP Services"), shall be rendered by Executive without additional compensation during the Employment Period, and at any time when the Company is paying Executive his Base Salary pursuant to Section 6(b), 6(d), 6(e), 6(f) or 6(h). Executive shall otherwise render the IP Services at the rate of compensation provided in the last sentence of this paragraph. In addition, Executive agrees, from time to time, and for as long as reasonably required,


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to make himself available on a consulting basis to assist the Company in the prosecution of patent applications or other filings or proceedings before the Office of Patents and Trademarks and to advise with respect to issues arising in the licensing of the Company's patents and the pursuit or defense of infringement claims. The Company's requests under the preceding sentence shall be made upon reasonable notice to Executive, and the Company shall pay Executive for such services at the rate of $300 per hour plus reasonable expenses.

     10. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The Company may assign this Agreement without Executive's consent to any company that acquires all or substantially all of the Company's stock or assets. Executive may not assign this Agreement and no person other than Executive (or his estate) may assert Executive's rights under this Agreement.

     11. Notice. All notices, requests, consents and other communications hereunder to any Party shall be contained in a written instrument addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all Parties and shall be deemed given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) three days after being duly sent by first class mail postage prepaid, or (c) two days after being duly sent by DHL, Federal Express or other recognized express courier service:

          (a)  if to the Company, to:

          Idera Pharmaceuticals, Inc.
          345 Vassar Street
          Cambridge, MA 02139
          fax: (617) 679-5582

          (b)  if to Executive, to:

          Robert G. Andersen
          29 Maplewood Circle
          Concord, MA 01742
          fax: (978) 369-5965


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     12.  Company Plans. To the extent any provision of this Agreement conflicts with or is inconsistent with any awards made to Executive under any Company compensation or benefit plan, program, or arrangement, including without limitation any option agreement under the Company's stock incentive plans, the provisions of this Agreement shall govern. Except to the extent otherwise explicitly provided by this Agreement, any awards made to Executive under any Company compensation or benefit plan, program, or arrangement shall be governed by the terms of that plan, program, or arrangement and any applicable award agreement thereunder, as in effect from time to time.

     13.  Miscellaneous Provisions.

          (a) Entire Agreement. This Agreement constitutes the entire agreement between the Parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matter of this Agreement, including without limitation the Original Employment Agreement; provided that (i) the Parties acknowledge that Executive has served as an employee of the Company since 1996 and (ii) the Employee hereby agrees that any Proprietary Information disclosed to him or of which he otherwise became aware during the course of his employment with the Company shall be deemed Proprietary Information for all purposes under this Agreement, that any Inventions made, conceived, reduced to practice, created, written, designed or developed by the Executive in the course of his employment with the Company shall be deemed Inventions for all purposes under this Agreement and that notwithstanding any prior agreements the provisions of this Agreement shall govern such Proprietary Information and Inventions. Executive acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement Executive has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.

          (b) Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Executive and by an authorized officer or representative of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at a preceding or subsequent time.

          (c) Capacity. Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent, or in conflict, with this Agreement or that would prevent, limit


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or impair in any way the performance by Executive of his obligations hereunder.

          (d) Consulting. Executive and the Company may, but are not required to, enter into an agreement pursuant to which Executive will provide consulting services to the Company after the date of Executive's retirement or termination of employment with the Company. Any consulting fees paid to Executive will be in addition to any retirement or severance payments Executive is entitled to receive from the Company or under any plans, programs, or arrangements maintained by the Company.

          (e) Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portion of this Agreement that violates such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give effect to the intentions of the Parties to this Agreement, as expressed herein.

          (f) Survival of Provisions. The obligations contained in Sections 7, 8 and 9 above shall survive the termination or expiration of the Employment Period or this Agreement, as applicable, and shall be fully enforceable thereafter in accordance with the terms of this Agreement.

          (g) Withholding. Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law, as determined by the Company in its sole discretion.

          (h) Headings. The headings or other captions contained in this Agreement are for convenience of reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

          (i) Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to any conflict of law rules that would require the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Massachusetts to the rights and duties of the Parties, except to the extent the laws of the Commonwealth of Massachusetts are preempted by federal law.

          (j) Legal Fees. The Company shall pay or reimburse to Executive an amount equal to reasonable fees for legal representation incurred by Executive in connection with the preparation of this Agreement; provided, however, that the Company shall not be obligated and shall not pay or reimburse to Executive an amount that exceeds $3,000 in the aggregate.


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

          (k) Terms. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the feminine or neuter.

          (l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the Parties hereto.



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

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first mentioned above.

IDERA PHARMACEUTICALS, INC.                   ROBERT G. ANDERSEN

BY: /s/ SUDHIR AGRAWAL                        /s/ ROBERT G. ANDERSEN
    -----------------------------------       ---------------------------------
    Sudhir Agrawal


TITLE: Chief Executive Officer

DATE: APRIL 13, 2006                          DATE: APRIL 13, 2006
      ----------------------------------            ---------------------------


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

                                   APPENDIX A

                                   DEFINITIONS

     ACQUISITION EVENT means

          (i) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

          (ii) any sale of all or substantially all of the assets of the Company;

          (iii) the complete liquidation of the Company; or

          (iv) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

     AFFILIATE. "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company, including any entity directly or indirectly controlled by the Company through the Company's ownership of 50% or more of the voting interests of such entity.

     CAUSE. "Cause" shall mean Executive's (i) material breach of any material term of this Agreement, (ii) plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense, (iii) repeated unexplained or unjustified absence, or refusals to carry out the lawful directions of the Board or (iv) material breach of a fiduciary duty owed to the Company under this Agreement, provided that any action or inaction described by (i), (iii) or (iv), above, shall not be the basis of a termination of Executive's employment with the Company for "Cause" unless the Company provided Executive with at least 20 days advance written notice specifying in reasonable detail the conduct in need of being cured and such conduct was not cured within the notice period.

     CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

     (i) a change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the members of the Board ceases to be comprised of individuals who are Continuing Members; for such purpose, a "Continuing Member" shall mean an individual who is a member of the Board on the date of this Agreement and any successor of a Continuing Member who is elected to the Board or nominated for election by action of a majority of Continuing Members then serving on the Board; or

     (ii) the consummation of an Acquisition Event.

     DISABILITY. "Disability" shall mean the inability of Executive to perform all the material duties of Executive's position for a continuous period of at least 90 days due to a permanent physical or mental impairment, as determined and certified by a physician selected by Executive and with the concurrence of a physician selected by the Company, provided that if the physician selected by Executive and the physician selected by the Company do not agree regarding the determination and certification, a determination and certification rendered by an independent physician mutually agreed upon by Executive and the Company shall be final and binding on the Parties with respect to this Agreement.

     GOOD REASON. "Good Reason" shall mean the occurrence of one or more of the following: (i) any action by the Company that results in a material diminution of Executive's position, title, annual base salary, authority, duties or responsibilities or reporting structure; (ii) any material breach of this Agreement by the Company that is not remedied by the Company within 30 days after receipt by the Company of notice thereof given by Executive specifying in reasonable detail the alleged breach; or (iii) relocation of the Company's headquarters outside the Permitted Area, except in the event of a change in the location of the headquarters of the Company to a site within the continental United States following a Change of Control.

     PROPRIETARY INFORMATION. "Proprietary Information" shall mean information that was developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company; including, but not limited to, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulae, business and development plans, client or customer lists, software programs and subroutines, source and object code, algorithms, terms of compensation and performance levels of Company employees, information about the Company or any of its Affiliates, and their clients and customers that is not disclosed by the Company or any of its Affiliates for financial reporting purposes and that was learned by Executive in the course of employment by the Company or any of its Affiliates, other information concerning the Company's actual or anticipated business, research or development, or that is received in confidence by or for the Company from any other person, and all papers, resumes, and records (including electronic or computer-generated records) of the documents containing such Proprietary Information. Proprietary Information shall not include information that is publicly available or available through third party sources so long as it has not become available through a breach of this Agreement by Executive.

     UNPAID OBLIGATIONS. "Unpaid Obligations" shall mean the sum of (i) any salary earned but unpaid through the date of termination of employment, (ii) any bonus earned (as determined by the Board) in respect of a fiscal year prior to the fiscal year in which the date of termination occurs, which bonus is unpaid as of the date of termination of employment, and (iii) reimbursement of any reimbursable expense incurred by Executive through the date of termination of employment.


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